Exhibit 3.3

CERTIFICATE OF DESIGNATIONS
OF
MOVANO INC.

SERIES D NON-VOTING CONVERTIBLE PREFERRED STOCK

Movano Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation (the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”):

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as Preferred Stock, consisting of 5,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of Article FOURTH of the Certificate of Incorporation and Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), (i) there is hereby created and designated a new series of Preferred Stock of the Corporation, (ii) the Board hereby authorizes the issuance of 30,227.0524 shares of “Series D Non-Voting Convertible Preferred Stock” pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of the date hereof, by and among the Corporation, Thor Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation and Corvex, Inc., a Delaware corporation (the “Merger Agreement”), and (iii) the Board hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

1.	Definitions.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Non-Voting Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of shares of Series D Non-Voting Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE American (or any successors to any of the foregoing).

2.	Designation; Number of Shares.

The designation of said series of the Preferred Stock shall be “Series D Non-Voting Convertible Preferred Stock” (the “Series D Non-Voting Preferred Stock”). The number of authorized shares of Series D Non-Voting Preferred Stock shall be 30,227.0524. Each share of Series D Non-Voting Preferred Stock shall have a par value of $0.0001 per share.

3.	Dividend Rights.

Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series D Non-Voting Preferred Stock (on an as-if-converted-to-Common-Stock basis) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series D Non-Voting Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence. Notwithstanding the foregoing, no Holder shall be entitled to any dividends payable to holders of shares of Common Stock pursuant to the Merger Agreement.

4.	Voting Rights.

(a) Except as otherwise provided herein or as otherwise required by the DGCL, the Series D Non-Voting Preferred Stock shall have no voting rights. However, as long as any shares of Series D Non-Voting Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series D Non-Voting Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Series D Non-Voting Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series D Non-Voting Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series D Non-Voting Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series D Non-Voting Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series D Non-Voting Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock.

(b) Any vote required or permitted under Section 4(a) may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series D Non-Voting Preferred Stock.

5.	Rank; Liquidation Rights.

(a) The Series D Non-Voting Preferred Stock shall rank on parity with the Common Stock and junior to the Corporation’s Series A Convertible Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Liquidation Event”).

(b) Upon any Liquidation Event, each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series D Non-Voting Preferred Stock were fully converted to Common Stock which amounts shall be paid pari passu with all holders of Common Stock, plus an additional amount equal to any dividends declared on but unpaid to such shares. If, upon any such Liquidation Event, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series D Non-Voting Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and the holders of Common Stock in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation Event unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation Event.

6.	Conversion.

(a) Optional Conversion. Subject to Section 6(d), each share of Series D Non-Voting Preferred Stock then outstanding shall be convertible, at any time and from time to time following 5:00 p.m. Eastern time on the third Business Day after the date that the Corporation’s stockholders approve the conversion of the Series D Non-Voting Preferred Stock into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market, as set forth in the Merger Agreement (the “Stockholder Approval”), at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio, subject to the Beneficial Ownership Limitation (each, an “Optional Conversion”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Series D Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such shares of Series D Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. The shares of Series D Non-Voting Preferred Stock that are converted in an Optional Conversion are referred to as the “Converted Stock”. The Converted Stock shall be automatically cancelled upon the Optional Conversion and converted into the corresponding Conversion Shares, which shares shall be issued and delivered to the Holders pursuant to the terms of Section 6(c)(i). In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.

(b) Conversion Ratio. The “Conversion Ratio” for each share of Series D Non-Voting Preferred Stock shall be 1,000 shares of Common Stock issuable upon the conversion (the “Conversion”) of each share of Series D Non-Voting Preferred Stock (corresponding to a ratio of 1,000:1), subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Delivery of Certificate or Electronic Issuance. Upon Conversion, on the same date as the Conversion Date, or if the Holder requests the issuance of physical certificate(s), three (3) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series D Non-Voting Preferred Stock being converted, duly endorsed, the Corporation shall use commercially reasonable efforts to either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series D Non-Voting Preferred Stock, or (b) if Corporation’s transfer agent is participating in the DTC Fast Automated Securities Transfer program and if requested by Holder to have its Conversion Shares credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system, cause its transfer agent to electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system (a “DWAC Transfer”); provided, however, if such DWAC Transfer cannot be completed using commercially reasonable efforts on the Conversion Date, the Corporation shall cause its transfer agent to effect such DWAC Transfer no later than one (1) Trading Day following the Conversion Date.

(ii) Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Non-Voting Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares.

(iii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Non-Voting Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series D Non-Voting Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series D Non-Voting Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

(iv) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Non-Voting Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of a share of Common Stock on The Nasdaq Stock Market on such date. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Non-Voting Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(v) Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series D Non-Voting Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series D Non-Voting Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(vi) Withholding Taxes. The Corporation shall be entitled to deduct and withhold any tax that is required to be deducted or withheld under applicable law from any amounts payable hereunder. Any tax so withheld or deducted and paid by the Corporation to the applicable governmental authority shall be treated for all purposes as having been paid to the Holder in respect of whom such deduction and withholding was made.

(d) Conversion Limitations. The Corporation shall not effect any conversion of shares of Series D Non-Voting Preferred Stock held by a Holder, and a Holder shall not have the right to convert any shares of Series D Non-Voting Preferred Stock, pursuant to this Section 6 or otherwise, to the extent that after giving effect to such issuance after conversion, the Holder (together with the Holder’s Affiliates, and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of such Holder or any of its Affiliate’s shares of Series D Non-Voting Preferred Stock up to the Beneficial Ownership Limitation, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining shares of Series D Non-Voting Preferred Stock beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any other common stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of the extent to which a Holder’s shares of Series D Non-Voting Preferred Stock (in relation to other securities owned by the Holder together with any Affiliates) are convertible shall be in the sole discretion of the Holder, and the submission of a notice of conversion shall be deemed to be the Holder’s determination of whether such Holder’s shares of Series D Non-Voting Preferred Stock are convertible (in relation to other securities owned by the Holder together with any Affiliates), in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the U.S. Securities and Exchange Commission (the “SEC”), as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series D Non-Voting Preferred Stock, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the shares of Series D Non-Voting Preferred Stock being converted, provided, however, that in no event shall the Beneficial Ownership Limitation exceed 19.99%. The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) to any other percentage not in excess of 19.99%. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation.

(e) Status as Stockholder. Upon the Conversion Date, (i) the shares of Series D Non-Voting Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series D Non-Voting Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series D Non-Voting Preferred Stock. In no event shall the Series D Non-Voting Preferred Stock convert into shares of Common Stock prior to the Stockholder Approval.

7.	Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series D Non-Voting Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series D Non-Voting Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Fundamental Transaction. If, at any time while this Series D Non-Voting Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer by the Corporation is completed pursuant to which more than 50% of the Common Stock not held by the Corporation is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a)) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series D Non-Voting Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D Non-Voting Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and ensuring that this Series D Non-Voting Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

8.	Redemption.

The shares of Series D Non-Voting Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

9.	Transfer.

A Holder may transfer any shares of Series D Non-Voting Preferred Stock together with the accompanying rights set forth herein, held by such Holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series D Non-Voting Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9.

10.	Series D Non-Voting Preferred Stock Register.

The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series D Non-Voting Preferred Stock, in which the Corporation shall record (i) the name, address, and electronic mail address of each holder in whose name the shares of Series D Non-Voting Preferred Stock have been issued and (ii) the name, address, and electronic mail address of each transferee of any shares of Series D Non-Voting Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series D Non-Voting Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series D Non-Voting Preferred Stock or his, her or its legal representatives.

11.	Notices.

Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series D Non-Voting Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

12.	Book-entry; Certificates.

The Series D Non-Voting Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series D Non-Voting Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series D Non-Voting Preferred Stock. To the extent that any shares of Series D Non-Voting Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.

13.	Waiver.

Any of the rights, powers, preferences and other terms of the Series D Non-Voting Preferred Stock set forth herein, including without limitation, any notice requirements may be waived (or shortened in the case of the time period for notices) on behalf of all Holders by the affirmative written consent or vote of the holders of at least a majority in voting power of the shares of Series D Non-Voting Preferred Stock then outstanding.

14.	Severability.

Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

15.	Status of Converted Series D Non-Voting Preferred Stock.

If any shares of Series D Non-Voting Preferred Stock shall be converted by the Corporation, such shares shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series D Non-Voting Preferred Stock. Any share of Series D Non-Voting Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Non-Voting Preferred Stock.

16.	Fractional Shares

The Corporation is authorized to issue fractional shares of the Series D Non-Voting Preferred Stock. Fractional shares of Series D Non-Voting Preferred Stock shall entitle the Holder thereof, in proportion to such Holder's fractional share, to all rights of a Holder of a whole share of Series D Non-Voting Preferred Stock, including, without limitation, the right to vote, to receive dividends, and to participate in any distribution upon liquidation, dissolution, or winding up of the Corporation. The Board of Directors is authorized to determine the manner in which fractional shares of Series D Non-Voting Preferred Stock may be issued, transferred, and otherwise dealt with by the Corporation, including whether such fractional shares shall be evidenced by certificates or shall be held in uncertificated form on the books of the Corporation. The Board of Directors may, by resolution, provide for the rounding of fractional shares to the nearest whole share in connection with any conversion, stock split, or other transaction in which fractional shares would otherwise arise, or may provide for the payment of cash in lieu of issuing fractional shares.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be made under the seal of the Corporation and signed and attested by its duly authorized officer on March 19, 2026

MOVANO INC.

By:	/s/ J Cogan
	Name:	J Cogan
	Title:	Chief Financial Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES D NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series D Non-Voting Preferred Stock indicated below, represented in book-entry form, into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Movano Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series D Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on March 19, 2026.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates), including the number of shares of Common Stock issuable upon conversion of the Series D Non-Voting Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series D Non-Voting Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Affiliates that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(d) of the Certificate of Designation, is _____%. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

CONVERSION CALCULATIONS:

Date to Effect Conversion:
Number of shares of Series D Non-Voting Preferred Stock owned prior to Conversion:
Number of shares of Series D Non-Voting Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Address for delivery of physical certificates:

For DWAC Delivery, please provide the following:

Broker No.:

Account No.:

[HOLDER]

By:
Name:
Title:

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